EXHIBIT 16.1
June 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

As successors in interest to Ehrenkrantz Sterling & Co., we have read the statements made by Motient Corporation ("Motient") in its Quarterly Report on Form 10-Q regarding the merger of Ehrenkrantz Sterling & Co. with Friedman Alpren & Green LLP and the subsequent appointment of Friedman LLP as independent auditors. We understand these statements will be filed with the Commission, as part of Motient's Quarterly Report on Form 10-Q report dated June 7, 2004, and we agree with these statements.

Very truly yours,



/s/ Friedman LLP
Livingston, New Jersey